TWO

TSCHOPP, WHITCOMB & ORR, P.A.
Certified Public Accountants
2600 Maitland Center Parkway ◆ Suite 330 ◆ Maitland, Florida 32751
Phone: (407) 875-2760 ◆ Fax: (407) 875-2762

Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. USA 20549

Re: Millennia, Inc.

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated November 25, 2008, captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made therein as they relate to Tschopp, Whitcomb & Orr, P.A.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Tschopp, Whitcomb & Orr, P.A.

November 25, 2008